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SEQUENCE:  21
DESCRIPTION:  EMPLOYMENT AGREEMENT - SCOTT MARTIN

                                                                  EXHIBIT (e)(7)

                             EMPLOYMENT AGREEMENT

     This Employment Agreement is made and entered into by and between Telocity, Inc. (the "Company") and Scott E. Martin (the "CAO") on December 8, 1999.

     1.   Position and Duties.  CAO shall be employed by the Company as its
          -------------------
Executive Vice President, Chief Administrative Officer and Corporate Secretary, reporting only to the Company's Chief Executive Officer or President and Chief Operating Officer (COO) beginning no later than December 8, 1999 (the "Effective Date"). CAO shall serve on the most senior management or executive committee of the Company. CAO agrees to devote his full business time, energy and skill to his duties at the Company. These duties shall include, without limitation, senior executive responsibility for the legal and regulatory, human resources, facilities, materials, procurement, Corporate Secretary functions and all those senior executive duties customarily performed by the Chief Administrative Officer and Corporate Secretary, as well as those senior executive duties that may be assigned by the CEO (or COO as the case may be) from time to time (collectively, the "Duties").

     2.   Term of Employment.  CAO's employment with the Company will be for no
          ------------------
specified term, and may be terminated by CAO or the Company at any time, for any reason, with or without cause, and neither CAO nor the Company shall have any further obligation or liability whatsoever under this Employment Agreement to the other, except as may be specifically set forth herein.

     3.   Compensation.  CAO shall be compensated by the Company for his
          ------------
services as follows:

          A.   Base Salary: CAO shall be paid a monthly Base Salary of $15,800
               -----------
per month ($190,000 on an annualized basis), subject to applicable withholding, in accordance with the Company's normal payroll procedures. CAO's salary shall be reviewed on at least an annual basis and may be increased as appropriate. In the event of such an increase, the new amount shall become CAO's Base Salary.

          B.   Benefits: CAO shall have the right, on the same basis as other
               --------
members of the Company's senior management, to participate in and to receive benefits under any of the Company's employee benefit plans, as such plans may be modified from time to time. By way of description and not limitation, CAO shall be entitled to the benefits afforded to other members of senior management under the Company's Bonus Program, which shall be defined with sixty (60) days of the Effective Date and which shall, in any case, contain a bonus amount of up to 100% of CAO's Base Salary with a target bonus of 50% of CAO's Base Salary. CAO shall be entitled to the benefits afforded to other members of senior management under the Company's vacation, holiday and business expense reimbursement policies.

          C.   Signing Bonus: Within thirty (30) days of the Effective Date, the
               -------------
Company will pay CAO a signing bonus in the total amount of $150,000, less applicable

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withholding. In the event that CAO voluntarily resigns from his employment other than for Good Reason during the first year following the Effective Date, CAO agrees that he shall repay a pro-rata share of the signing bonus based on the time remaining in the first year of service.

     4.   Stock Options.  CAO shall be granted the option to purchase 245,000
          -------------
shares of the Company's Common Stock (the "Stock Options"), at an exercise price per share equal to the fair market value of the Company's Common Stock on the date of grant as determined by the Board in its sole discretion. Such grant and determination shall be made no later than twenty (20) days after the Effective Date. To the extent possible, such Option will be an incentive stock option. The Stock Options shall vest monthly at the rate of 1/48 per month, however there shall be a six (6) month cliff, upon which the first 1/8 of the Stock Options shall vest. Upon the termination of CAO's employment in accordance with the provisions of Section 7, below, the Stock Options shall vest as described in such provisions. Except as provided in Section 7, below, the Stock Options shall be subject to the terms of the Company's Stock Option Plan and the Company's standard incentive and non-statutory Stock Option Purchase Agreements (the "Standard Agreements"), provided pursuant to the Company's Stock Option Plan. CAO will be entitled to participate in future stock option award programs and equity incentive programs that may exist for senior management of the Company. CAO will be permitted to exercise the option in full prior to vesting in the underlying shares, subject to the Company's right to repurchase any unvested shares at CAO's original cost upon his termination of employment, as provided in the Standard Agreements. In addition, the Company shall permit CAO to pay the option exercise price with a full recourse loan (secured by the shares acquired with the loan) at the lowest interest rate available to avoid the imposition of imputed income under the tax laws to assist CAO to exercise the Stock Options. Such loan shall be repayable upon the earlier of (i) the fifth year anniversary of the Effective Date; (ii) the termination of CAO's employment for any reason; or (iii) the date twelve (12) months after CAO is first eligible to sell shares of the Company's stock that he holds following an initial public offering of the Company's shares; provided, however, that in the event of CAO's termination without Cause, Death or Disability or Resignation for Good Reason, such loan shall be repayable upon the earlier of the events stated in clauses (i) or (iii) immediately preceding.

     5.   Housing Allowance.  In addition to the Base Salary, beginning on
          -----------------
December 6, 1999 and continuing through June 30, 2000, Provided that CAO is continuously employed as the Company's Chief Administrative Officer, Company shall provide, at Company's expense, lodging in a corporate apartment within a reasonable distance of the Company and suitable for a member of the senior management team of other similarly situated companies.

     6.   Definitions Applicable to Terminations.  For the purposes of other
          --------------------------------------
terminations as described in Section 7, the following definitions shall apply:

          A. A "Change of Control" is defined as and shall be deemed to have occurred if any of the following occurs with respect to the Company (except as may occur with a reincorporation of the Company in Delaware in advance of an initial public offering of the Company's stock): (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company;
(ii) a merger or consolidation in which the Company is a party; (iii) the 2

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sale, exchange, or transfer of all or substantially all of the assets of the
Company; or (iv) liquidation or dissolution of the Company.

          B. "Good Reason" shall be defined as and shall be deemed to exist if any of the following conditions occur, provided that such conditions persist for fifteen (15) business days after written notice to the Board from CAO and reasonable opportunity for the Company to cure: (i) the Company, its successor or assign decreases CAO's Base Salary or Benefits as defined above; (ii) the Company its successor or assign makes an adverse change in CAO's Position and Duties, as defined above, or to any additional title, authority, responsibilities or duties that CAO assumes during the course of his employment with the Company (provided that the Company or its successor may provide an equivalent position, with the consent of CAO, which consent will not be unreasonably withheld); (iii) the Company its successor or assign requires the relocation of CAO's work place to a location outside of the San Francisco Bay Area (i.e., outside Marin County, Contra Costa County, Alameda County, San Francisco County, San Mateo County or Santa Clara County); (iv) the Company its successor or assign breaches any provision of this Employment Agreement; or (v) the Company fails to obtain the assumption of this Employment Agreement by any successor or assign of the Company.

          C. Termination "for Cause" is defined as a termination of CAO based upon: (i) willful and serious misconduct injurious to the Company, provided the Company gives written notice to the CAO describing the manner in which it believes the CAO may have violated this provision and an opportunity to respond;
(ii) conviction of a crime that constitutes a felony; (iii) CAO's willful refusal to perform any of the Duties as set forth in Section 1, above, provided the Company gives written notice to the CAO describing the manner in which it believes the CAO may have violated this provision and an opportunity to correct such willful refusal; (iv) improper disclosure of the Company's confidential or proprietary information; (v) any act by CAO undertaken by CAO with the intent to materially harm the Company's reputation or business, provided the Company gives written notice to the CAO describing the manner in which it believes the CAO may have violated this provision and an opportunity to respond; or (vi) any material breach of this Employment Agreement, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from the Company.

     7.   Benefits Upon Termination.  CAO agrees that his employment may be
          -------------------------
terminated by the Company at any time, for any reason, with or without cause, and he shall be entitled as his sole remedy and compensation only the compensation provided, below, in this Section 7. In the event of the termination of CAO's employment by the Company for any of the reasons set forth below, he shall be entitled to the following:

          A.   Termination for Cause: If CAO's employment is terminated by the
               ---------------------
Company For Cause, CAO shall be entitled to no compensation or benefits from the Company other than those under Section 3 earned up until such termination and, in the case of the Stock Options under Section 4, shares vested through the date of termination.

          B.   Voluntary Resignation: In the event of CAO's voluntary
               ---------------------
resignation from employment with the Company, other than for Good Reason, CAO shall be entitled to no compensation or benefits from the Company other than those under Section 3 earned up until 3

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such termination and, in the case of the Stock Options under Section 4, shares vested through the date of his resignation.

          C.   Death or Disability: In the event that CAO's employment
               -------------------
terminates as a result of his death or continued disability for ninety (90) days ("disability" being defined as the inability to perform the essential functions of CAO's position), CAO shall be entitled solely to the following as of the date of death or disability:

               i. all accrued compensation and benefits earned through such date;

               ii. the removal of any "cliff date" in calculating the number of Stock Options vested upon the date of death or disability;

               iii. an immediate doubling of the number of Stock Options vested as of the date of death or disability, but in no event more than 100% of the Stock Options granted.

          D.   Change in Control: Termination Without Cause or Resignation for
               -----------------
Good Reason: If within one (1) month prior to or within one (1) year after a Change in Control, provided that such conditions persist for fifteen (15) business days after written notice to the CAO, CAO's employment is terminated by the Company without Cause, or if CAO resigns as CAO of the Company for Good Reason, then CAO shall be entitled, on such date, as sole remedy, to all of the following:

               i. all accrued compensation, benefits and vesting earned through the date of termination or resignation;

               ii. continued payment of CAO's salary at his Base Salary rate, less applicable withholding, for six months year following his termination or resignation;

               iii. the removal of any "cliff date" in calculating the number of Stock Options vested upon such date; and

               iv. Fifty percent (50%) of the unvested Stock Options shall be deemed to have vested immediately upon such termination or resignation (provided that Company fails to cure the cause of such resignation after notice from CAO).

          E.   Absent Change in Control: Termination Without Cause or
               ------------------------
Resignation for Good Reason: If there has not been a Change in Control, but CAO's employment is terminated by the Company without Cause, or if CAO resigns as CAO of the Company for Good Reason, then CAO shall be entitled, on such date, as sole remedy, to all of the following:

               i. all accrued compensation, benefits and vesting earned through the date of termination or resignation;

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               ii.   the removal of any "cliff date" in calculating the number
                     of Stock Options vested upon such date; and

               iii. a lump sum payment from the Company in the amount of One Hundred Fifty Thousand Dollars ($150,000); and

               iv.   continued medical and dental benefits for six (6) months.
                     8.

     8.   Employee Inventions and Proprietary Rights Assignment Agreement.  CAO
          ---------------------------------------------------------------
agrees to abide by the terms and conditions of the Company's standard Employee Inventions and Proprietary Rights Assignment Agreement.

     9.   Non-Solicitation.  CAO agrees that for a period of one year after the
          ----------------
date of the termination of his employment for any reason, he shall not, either directly or indirectly: (i) solicit the services, or attempt to solicit the services, of any employee of the Company to any other person or entity; or (ii) solicit or otherwise encourage any customer, supplier or other business contact of the Company to withdraw, curtail or cancel their business with the Company.

     10.  Indemnification.  The Company will indemnify CAO to the fullest extent
          ---------------
of applicable law and pursuant to its by-laws and any standard form of indemnification agreement that may be signed by the Company's other officers and directors from time to time.

     11.  Dispute Resolution.  In the event of any dispute or claim relating to
          ------------------
or arising out of this Employment Agreement, CAO and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). CAO acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. Provided, however, that this arbitration provision shall not apply to: (1) any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information; or (2) (without acknowledging whether or not such claims would be viable under the "sole remedy" language set forth in
Section 7, above) any disputes or claims relating to any federal, state or local law establishing or relating to the rights of employees.

     12.  Attorneys' Fees.  The prevailing party shall be entitled to recover
          ---------------
from the losing party its attorneys' fees and costs incurred in any action brought to enforce any right arising out of this Employment Agreement.

     13.  Interpretation.  CAO and the Company agree that this Employment
          --------------
Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

     14.  Successors and Assigns.  This Employment Agreement shall inure to the
          ----------------------
benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed under this Employment Agreement by CAO, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Employment Agreement, except as otherwise noted herein. This agreement may be assigned to the Company's successor without consent of CAO.

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     15.  Entire Agreement.  This Employment Agreement constitutes the entire
          ----------------
employment agreement between CAO and the Company regarding the terms and conditions of his employment with the Company, with the exception of the Stock Option Agreement described in Section 4 and the Employee Inventions and Proprietary Rights Assignment Agreement referred to in Section 8, which shall be modified as necessary to reflect the term relating to options set forth in the Employment Agreement. To the extent that there is any inconsistency between this Employment Agreement and any other agreement between CAO and the Company, the terms of this Employment Agreement will govern. This Employment Agreement supersedes all prior negotiations, representations or agreements between CAO and the Company, whether written or oral, concerning CAO's employment by the Company.

     16.  Validity.  If any one or more of the provisions (or any part thereof)
          --------
of this Employment Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

     17.  Modification.  This Employment Agreement and its Addenda may only be
          ------------
modified or amended by a supplemental written agreement signed by CAO and the Company.

     18.  Counterparts.  This Employment Agreement may be executed in any number
          ------------
of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date and year written below.

Date:  12/13/99                       TELOCITY, INC.

                                      By: /s/ PATTI S. HART
                                          --------------------------------------

                                      Name: Patti Hart

Date:  December 13, 1999              Its: President and Chief Executive Officer

                                      /s/ SCOTT E. MARTIN
                                      ------------------------------------------
                                      Scott E. Martin

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